Exhibit 10.49

ONE BIO, CORP.

Compensation Committee Charter

Status

The Compensation Committee is a committee of the Board of Directors.

Membership

The Compensation Committee shall be composed of at least two directors as determined by the Board of Directors, none of whom shall be an employee of the Company and each of whom shall (1) satisfy the independence requirements of the NASDAQ Capital Market, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.  The members of the Compensation Committee, including the chairman of the Compensation Committee (the “Chairperson”), shall be appointed by the Board of Directors on the recommendation of the Nominating Committee.  Compensation Committee members may be removed from the Compensation Committee, with or without cause, by the Board of Directors.

Purpose

The purpose of the Compensation Committee is (1) to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s executives, including by designing (in consultation with management or the Board of Directors), approving, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and (2) to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations.  The Compensation Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders.

In addition to the powers and responsibilities expressly delegated to the Compensation Committee in this Charter, the Compensation Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board of Directors from time to time consistent with the Company’s Bylaws.  The powers and responsibilities delegated by the Board of Directors to the Compensation Committee in this Charter or otherwise shall be exercised and carried out by the Compensation Committee as it deems appropriate without requirement of Board of Directors approval, and any decision made by the Compensation Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Compensation Committee hereunder) shall be at the Compensation Committee’s sole discretion.  While acting within the scope of the powers and responsibilities delegated to it, the Compensation Committee shall have and may exercise all the powers and authority of the Board of Directors.

Responsibilities

1.
Establish an agenda for the ensuing year.  Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairperson or at the request of the Chief Executive Officer or the Board of Directors.

2.	Review the powers and duties of the Compensation Committee and report and make recommendations to the Board of Directors on those responsibilities.

3.
Periodically review, at least once per year, whether any steps should be taken to improve the operation of the Corporation’s executive officer compensation, director compensation, and incentive compensation and benefit plans for employees.  Review and consider, among other things, the following:

a.	whether the Compensation Committee’s policy and its philosophy regarding executive compensation is still appropriate;

b.	whether the compensation levels for executive officers or directors should be adjusted;

c.	whether incentive compensation and benefits to employees pursuant to benefit plans are being properly administered; and

d.	whether the meetings of the Compensation Committee may be made more effective.

4.
Review and determine the compensation levels (including any bonus, incentive compensation or similar arrangements, regardless of whether such arrangement is performance-based) for executive officers and directors in accordance with the agenda established or the outcome of a periodic review.  In performing this responsibility, the Compensation Committee will evaluate executive officer compensation levels under the ultimate direction of the Chief Executive Officer, based upon peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive’s past and expected future performance.  Similarly, the Compensation Committee will review and determine the compensation level for the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer’s overall performance and its expectations as to his future performance in leading the Company.  The Compensation Committee will evaluate the administration of incentive compensation and benefits to employees pursuant to benefit plans based on a review of peer group and national industry surveys.  Executive officer and director compensation levels may include, but need not be limited to, annual salary, bonus, stock options and other direct or indirect benefits.

5.
Review and approve any proposed employment agreement with any executive officer of the Company.  Review and approve any severance, retention or other termination payment proposed to be made to any current or former executive officer of the Company, except for any such payment to be made in accordance with a plan or agreement previously approved by the Board of Directors or the Compensation Committee.

6.
Review with management the Compensation Committee’s determinations regarding compensation levels for executive officers and directors, and the administration of incentive compensation and benefits to employees pursuant to benefit plans.

7.
Propose the adoption, amendment and termination of stock option plans, pension and profit-sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs (such programs are referred to herein as “Compensation Plans”) and administer the Compensation Plans in accordance with their terms.

8.	Grant rights, participations and interests in Compensation Plans to eligible participants and administer such rights, participations and interests in accordance with the Compensation Plans.

9.	Review and approve such other compensation matters as the Chief Executive Officer or the Board of Directors wishes to have the Compensation Committee review and approve.

10.	Submit the minutes of all meetings of the Compensation Committee to, or discuss the matters discussed at each Compensation Committee meeting with, the Board of Directors.

11.	Review executive officer succession planning within the Company.

12.	Annually evaluate the Compensation Committee’s performance.

13.	Annually review the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

14.
Consider such other matters in relation to compensation levels for executive officers and directors, and the administration of incentive compensation and benefits to employees pursuant to benefit plans as the Compensation Committee may, in its discretion, determine to be advisable.

15.
Review and discuss with management the Compensation Discussion & Analysis required by Item 402 of Regulation S-K (the “CD&A”).  Provide a report in the Company’s proxy statement and/or Form 10-K that the Compensation Committee recommends to the Board of Directors that the CD&A be included in the Company’s proxy statement and/or Form 10-K.

Authority and Resources

The Compensation Committee shall have the authority and resources to engage external legal or other experts or advisors as it deems necessary and appropriate and approve their fees and retention terms.  The Company shall pay for the services of experts and advisors retained by the Compensation Committee.

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